RECENT MARKET ACTIVITY

Miami, FL June 11, 2015

Joymain International Development Group, Inc. (OTC: JIDG), a consumer product company that develops, sources, markets and distributes healthcare related consumer products in the global market, today issued a caution to investors regarding the increase in its stock price. The Company has recently received a number of inquiries related to the increase in its stock price. The Company is currently unaware of any reason for such increase and is currently looking into its trading in order to determine the cause of the increase in its price. There have been no undisclosed developments in its business. The Company encourages interested parties to rely on disclosures submitted in compliance with all SEC regulations and OTC Markets compliance requirements. The Company has not participated in any way or any form of promotion of its shares; nor does the Company have knowledge of any promotion that may have occurred.

The company cautions investors to only rely on news and information regarding the company and its operations that is issued by the company itself, including information contained in its public filings with the Securities and Exchange Commission, which can be found at http://www.sec.gov/cgi-bin/browse-edgar?company=joymain+international+development+&owner=exclude&action=getcompany.

About Joymain International Development Group, Inc.

Joymain Interntional Development Group, Inc. develops, sources, markets and distributes healthcare related consumer products in the global market. The Company’s principle business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through development and distribution of various healthcare related consumer products and acquisition of a business rather than immediate, short-term earnings.

Safe Harbor Statement

This release contains “forward-looking statements” that include information related to future events and future financial and operating performance. The words “may”, “would”, “will”, “expect”, “estimate”, “can”, “believe”, “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the ability of the Company to secure appropriate funding to implement its business plan, risks and uncertainties relating to the Company's ability to develop, market and sell products; the expected benefits and efficacy of the Company's products; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies, the impact of competitive products and pricing, growth in targeted markets, and other information that may be detailed from time-to- time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Elsa Sung
VP of U.S. Communication

Joymaininfo@email.com

786-232-3083